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                          CERTIFICATE OF INCORPORATION
                                       OF
                   SAFETY COMPONENTS FABRIC TECHNOLOGIES, INC.


                  The undersigned, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

                  FIRST: The name of the Corporation is: Safety Components Fabric Technologies, Inc.

                  SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware, 19805. The name of its registered agent at that address is Corporation Service Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is one thousand shares, par value $.01 per share, all of which shall be designated "Common Stock."

                  FIFTH: The name and mailing address of the Incorporator are:

                               George Papadopoulos
                               c/o Safety Components International, Inc.
                               3190 Pullman Street
                               Costa Mesa, California 92626

                  SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  (a) to adopt, amend or repeal the By-Laws of the Corporation in such manner and subject to such limitations, if any, as shall be set forth in the By-Laws;

                  (b) to allot and authorize the issuance of the authorized but unissued shares of the Corporation, including the declaration of dividends payable in shares of any class to stockholders of any class; and

                  (c) to exercise all of the powers of the Corporation, insofar as the same may lawfully be vested by this certificate in the board of directors.


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                  SEVENTH: No director shall be personally liable to the
Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

                  IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of July, 1997.


                                          --------------------------------------
                                          George Papadopoulos
                                          Sole Incorporator


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